Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-74808 on Form N-1A of our reports dated May 12, 2026, relating to the financial statements and financial highlights of Fidelity Treasury Only Portfolio, Fidelity Treasury Portfolio, Fidelity Government Portfolio, Fidelity Money Market Portfolio, and Fidelity Tax-Exempt Portfolio, appearing on Form N-CSR of Fidelity Colchester Street Trust for the year ended March 31, 2026, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 20, 2026